Exhibit 99.1

Atlas Technical Consultants Announces Corporate Governance Enhancement Plan and ESG Initiatives

Austin, TX (June 2, 2021) – Atlas Technical Consultants, Inc. (Nasdaq: ATCX) (“Atlas” or the “Company”), a leading provider of professional testing, inspection, environmental, engineering, program management, and consulting services, announced today an initiative to enhance its corporate governance practices over the coming years. The corporate governance initiative contemplates a proposal and board recommendation to shareholders to approve the removal of the existing supermajority voting requirement in the Company’s charter and bylaws at the Company’s 2022 annual meeting of shareholders.

“At Atlas we know that best-in-class corporate governance practices are intrinsic to our Company’s long-term success and are a fundamental piece of our overall Environmental, Social and Governance (“ESG”) strategy. The steps we have taken during our first year as a publicly traded company to have an independent and diverse board, and the proposal to remove the supermajority voting requirement at the 2022 shareholders’ meeting reflect our dedication to setting the standard from an ESG perspective,” said Brian K. Ferraioli, Executive Chairman of Atlas. “Our Board and management team have initiated a multi-year plan to transform our corporate governance program from one typical of a newly public company to one of a larger, more mature company as the company continues to grow. Our charter and bylaws currently contain a supermajority voting requirement, which requires a 66 2/3% shareholder vote to amend the provisions of our charter and bylaws along with certain other procedural items. We believe that changing this provision to a simple majority voting standard is the next step in a process of aligning our corporate governance practices as an emerging growth company while increasing value to our shareholders.”

To further support Atlas’s long-term commitment to strong ESG principles, the Board has codified ESG oversight within the charter for the Board’s Nominating, Governance and Sustainability Committee. Atlas has also convened an executive-level ESG Steering Committee, which is sponsored by Atlas’s Chief Executive Officer, L. Joe Boyer. In the summer of 2021, Atlas will be launching a new sustainability presence on its corporate website, which will describe how Atlas plans to support the United Nations’ 2030 Sustainable Development Goals through the following impact themes: Safe & Healthy Infrastructure, Sustainable & Resilient Systems, and Diverse, Equitable & Inclusive Communities. Atlas’s new sustainability webpages will also include Atlas’s first Sustainability Accounting Standards Board (SASB) Disclosures using the Construction and Engineering Standard.

Contacts:

Media

Karlene Barron

770-314-5270

karlene.barron@oneatlas.com

Investor Relations

512-851-1507

ir@oneatlas.com